Exhibit 99.1

Limelight Networks Announces Launch of Public Offering

TEMPE, Ariz.—(March 1, 2018)— Limelight Networks, Inc. (NASDAQ: LLNW) (the “Company”), a global leader in digital content delivery, announced today the launch of an underwritten public offering of 15,272,493 shares of its common stock by certain selling stockholders affiliated with The Goldman Sachs Group, Inc. (the “Selling Stockholders”).

In addition, the Company announced that it has agreed to repurchase 1,000,000 shares of its common stock directly from the underwriter and may, if the Company and underwriter agree, repurchase up to an additional 527,249 shares of its common stock directly from the underwriter, concurrently with the closing of the offering. The underwriter may reduce the number of shares to be repurchased by the Company in its discretion. If the Company effects the share repurchase, the share repurchase will be effected at a price per share equal to the price per share being paid by the underwriter to the Selling Stockholders in the offering. The Company expects to use cash on hand to fund the share repurchase. The closing of the share repurchase is contingent on the closing of the offering. The closing of the offering is not contingent on the closing of the share repurchase.

B. Riley FBR, Inc. will act as sole book-running manager for the offering.

The offering will be made only by means of a prospectus and prospectus supplement. You may obtain these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively the prospectus and prospectus supplement may be obtained from B. Riley FBR, Inc., Attention: Prospectus Department, 1300 17th St. North, Ste. 1300, Arlington, VA 22209, e-mail: prospectuses@brileyfbr.com, telephone: 800-846-5050.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Limelight

Limelight Networks, Inc., (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s Limelight Orchestrate Platform includes a global infrastructure with a fully-integrated suite of capabilities and services to help you address all your content delivery needs. The Orchestrate Platform solves your most important content delivery challenges so you can deliver the next great digital experience anywhere. For more information, visit www.limelight.com, follow us on Twitter, Facebook, and LinkedIn.

Limelight Networks, Inc.

Sajid Malhotra, 602-850-5000

Chief Financial Officer

ir@llnw.com